UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 10, 2012

JMG Exploration, Inc.

(Exact name of Registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	001-32438 (Commission File Number)	20-1373949 (IRS employer identification no.)
600 Brand Blvd., Suite 230, Glendale, CA	91203
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code:	(818) 649-5710

180 South Lake Ave. Seventh Floor, Pasadena, CA  91101

(Registrant’s former name or former address, if changed since last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Appointment of Certain Officers

On October 10, 2012, Ad-Vantage Networks announced that Michael Spalter had accepted the position of Chief Operating Officer, effective immediately

Since 2008, Mr. Spalter has been the owner and operator of a privately held holding company managing various entertainment based businesses. From 2001 to 2007 he was the Senior Vice-President, Infrastructure Services for Washington Mutual Bank. At Washington Mutual, Mr. Spalter was the senior information technology executive where he led an organization of 650 employees and managed budgets exceeding $400 million. His responsibilities included managing data center operations, host systems, mid-range and client server systems, help desk services, voice and data communications, network and data security, systems integration, disaster recovery, print services and project management. During his tenure costs were reduced by 35%, industry leading reliability bench marks were achieved including the implementation of the first private Corporate MPLS (Multiprotocol Label Switching) network, which received Network World’s Network of the year award in 2003. From 1991 to 2001 Mr. Spalter was employed at Countrywide Home Loans where he last served as Executive Vice-President, I.T. Infrastructure.  At Countrywide, he oversaw an IT organization of more than 350 employees and managed budgets exceeding $100 million. Mr. Spalter holds a B.S. degree in Marketing from California State University, Northridge.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

JMG Exploration, Inc.

Dated: October 16, 2012	By:	/s/ David Grant
David Grant
Chief Executive Officer

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